CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the references to our firm under the captions "Summary" and "Management of the Funds and the Portfolios" in the Prospectus and "Legal Counsel, Independent Auditors/Accountants and Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated February 13, 1998 on the Merrimac Cash Portfolio and the Merrimac Treasury Portfolio of the Merrimac Master Portfolio and to the inclusion of our Report dated June 16, 1998 on the Merrimac Cash Series of the Merrimac Series included in Pre-Effective Amendment Number 1 to the Registration Statement (Form N-1A No. 811-07941) of the Merrimac Series



                                            ERNST & YOUNG LLP


Boston, Massachusetts
June 24, 1998